  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2017 THIRD QUARTER AND NINE MONTHS RESULTS

Company to host conference call on April 6, 2017, at 11:00 a.m. ET

Financial and Operational Highlights

●
Combined enrollment in continuing education/workforce development, graduate, and doctoral programs increased 28.5% during the FY 2017 third quarter from the prior-year quarter.

●
Enrollment by total headcount for the FY 2017 third quarter (winter 2016-17 term) decreased 4.4% from the prior-year period, to 7,314 students as of February 28, 2017. However, total headcount increased by 1.0% from the FY 2017 second quarter (fall 2016 term).

●
FY 2017 third quarter total revenue was $21.3 million, compared to $22.7 million in the prior-year period. The Company’s total academic segment revenue was $21.0 million in the FY 2017 third quarter, compared to $22.4 million in the prior-year period.

●
FY 2017 third quarter losses before interest, tax, and depreciation and amortization (“LBITDA”) was $(0.9) million, compared to $(1.4) million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

●
FY 2017 third quarter net loss attributable to the Company was $(2.5) million, compared to net loss attributable to the Company of $(1.9) million in the prior-year period, primarily as a result of lower revenues and a $1 million deferred tax asset valuation allowance, partially offset by lower SG&A expense.

●
Balance sheet at February 28, 2017, included cash and cash equivalents and investments of $15.8 million; taxes receivable of $2.7 million, working capital of $13.9 million; no outstanding lending debt; and stockholders’ equity of $31.9 million, or approximately $1.32 per diluted share.

●
The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2017, which will be paid on or about April 7, 2017.

Rapid City, South Dakota, April 5, 2017 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today reported unaudited financial results for its fiscal 2017 third quarter and nine months ended February 28, 2017.

Management Commentary

Ronald L. Shape, Ed.D., President and Chief Executive Officer of the Company, stated, “We continue to see enrollment trending in a more positive direction and were pleased to report a second consecutive period of quarter-over-quarter enrollment growth from fall to winter 2016-17 term, even in spite of typical seasonality due to the holidays. As year-over-year enrollment declines are narrowing with each term, our continuing education, doctoral, and graduate programs continue to see healthy growth. Across our footprint, an increasing number of our campuses have begun turning organic enrollment growth on a year-over-year basis. While this may be a reflection of the markets in which other schools have closed, NAU has also refocused its marketing and redesigned its website to be more accessible and intuitive for prospective and current students. We remain focused on providing our students with the necessary tools and support to help them persist with their academic studies and ultimately achieve their goals of graduating and finding a job within their field of study. In this regard, we introduced NAU Tuition Advantage during the spring 2017 term, a new pricing structure that is simple to understand and enables students to take advantage of more courses at a lower per-credit hour price point. Not only does this make an education at NAU more affordable for our students, but we expect it will have a positive impact on our top and bottom lines in the quarters to come.”

Dr. Shape continued, ?During the fiscal 2017 third quarter, we enrolled former students of Career Point College in San Antonio and Austin, Texas, as well as other institutions that closed their doors during this challenging time. We also continue to accept enrollments from students in Canada while remaining cognizant of the compliance requirements of various Canadian regulatory authorities. Though we are growing to serve a broader population of students, we have made continued efforts to right-size our operations to be more in line with current enrollment levels while keeping in mind our commitment to academic quality and student support. As a result of several cost-cutting initiatives, we have reduced SG&A expenses by nearly 15% year to date and continue to closely monitor areas where we may be able to find cost savings. With this conservative approach, we believe we are in an increasingly advantageous position to execute on our strategic plan and to move forward with any suitable opportunities we may see within the space.?

Operating Review

Enrollment Update

Total NAU student enrollment for the winter 2016-17 term decreased 4.4% to 7,314 students from 7,649 during the prior winter term. Students enrolled in 62,607 credit hours compared to 66,295 credit hours during the prior winter term. The current average age of NAU’s students continues to be in the mid-30s, with those seeking undergraduate degrees remaining the highest portion of NAU’s student population.

The following is a summary of student enrollment at February 28, 2017, and February 29, 2016, by degree level and by instructional delivery method:

	February 28, 2017 (Winter ’16-’17 Term)		February 29, 2016 (Winter ’15-’16 Term)
	No. of Students	% of Total	No. of Students	% of Total
Continuing Ed	202	2.8%	167	2.2%
Doctoral	98	1.3%	88	1.2%
Graduate	386	5.3%	279	3.6%
Undergraduate & Diploma	6,628	90.6%	7,115	93.0%

Total	7,314	100.0%	7,649	100.0%

	No. of Credits	% of Total	No. of Credits	% of Total
On-Campus	11,642	18.6%	8,883	13.4%
Online	46,491	74.3%	51,491	77.7%
Hybrid	4,474	7.1%	5,921	8.9%

Total	62,607	100.0%	66,295	100.0%

Financial Review

The Company, through its wholly owned subsidiary, operates in two business segments: academics, which consists of NAU’s undergraduate, graduate, and doctoral education programs and contributes the primary portion of the Company’s revenue; and ownership in and development of multiple apartments and condominium complexes from which it derives sales and rental income. The real estate operations generated approximately 1.3% of the Company’s revenue for the quarter ended February 28, 2017.

Fiscal 2017 Third Quarter Financial Results

●
Total revenue for the FY 2017 third quarter was $21.3 million, compared to $22.7 million in the same period last year. Academic tuition revenue was $20.2 million, compared to $21.1 million in the prior-year period. Auxiliary (bookstore) revenue was $0.9 million for the FY 2017 third quarter, compared to $1.3 million in the prior-year period. This decrease in academic revenue was primarily a result of a decrease in enrollment.

●
For the FY 2017 third quarter, educational services expense was $7.6 million, or 36.2% of total academic segment revenue, compared to $6.3 million, or 27.9%, for the FY 2016 third quarter. This percentage increase was a result of fixed costs on a decreasing revenue base and the additional expense to launch new programs and transfer programs from closing institutions.

Educational services expense specifically relates to academics, and includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and support material and related academic costs.

●
During the FY 2017 third quarter, SG&A expenses decreased to $15.3 million, or 71.8% of total revenue, from $17.7 million, or 77.9%, in the prior-year period.

●
Loss before income taxes and non-controlling interest for the FY 2017 third quarter narrowed to $(2.4) million from $(3.0) million in the same period last year.

●
Net loss attributable to the Company for the FY 2017 third quarter was $(2.5) million, or ($0.10) per diluted share based on 24.2 million shares outstanding, compared to net loss attributable to the Company of $(1.9) million, or ($0.08) per diluted share based on 24.2 million shares outstanding, in the prior-year period, primarily as a result of a $1.0 million reduction in benefit from income taxes.

●
During the third quarter, the Company recorded a $1.0 million valuation allowance against its deferred tax assets. This non-cash charge, reducing the benefit from income taxes, is a result of the Company’s assessment of the realizability of its deferred tax assets over a certain period of time. A primary factor in the assessment is that the Company is in a cumulative loss position over the three-year period ended February 28, 2017. This valuation allowance can be reduced or reversed in the future as the Company returns to profitability.

●
LBITDA for the FY 2017 third quarter were $(0.9) million, compared to LBITDA of $(1.4) million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Fiscal 2017 Nine Months Financial Results

●
Total revenues for the first nine months of FY 2017 were $64.4 million, compared to $73.1 million in the prior-year period. Total academic segment revenue was $63.6 million, compared to $72.2 million in the prior-year period, as a result of the decrease in enrollment. The Company continues to execute on its strategic plan, which includes growing enrollments at its current existing locations by investing in new program development and expansion, academic advisor support, and student retention initiatives.

●
NAU’s educational services expense for the first nine months of FY 2017 was $20.6 million, or 32.4% of total academic segment revenue, compared to $19.4 million, or 26.8%, in the prior-year period.

●
During the first nine months of FY 2017, SG&A expenses decreased to $47.2 million, or 73.3% of total revenues, compared to $55.5 million, or 75.9%, in the prior-year period.

●
Loss before income taxes and non-controlling interest for the first nine months of FY 2017 was flat at $(6.6) million, compared to loss before income taxes and non-controlling interest of $(6.6) million in the prior-year period.

●
Net loss attributable to the Company during the first nine months of FY 2017 was $(5.3) million, or $(0.22) per diluted share based on 24.1 million shares outstanding, compared to net loss attributable to the Company of $(4.4) million, or $(0.18) per diluted share based on 24.8 million shares outstanding, in the prior-year period, primarily due to the decreased income tax benefit mentioned above.

●
LBITDA for the first nine months of FY 2017 were $(2.1) million, compared to $(1.7) million in the prior-year period. A table reconciling EBITDA/LBITDA to net income/loss can be found at the end of this release.

Balance Sheet Highlights

(in millions except for percentages)	2/28/2017	5/31/2016	% Change
Cash and Cash Equivalents/Investments$	$15.8	25.8	(38.9) %
Working Capital	13.9	22.2	(37.5) %
Other Long-term Liabilities	4.1	4.7	(12.9) %
Stockholders’ Equity	31.9	40.4	(20.9) %

Quarterly Dividend

The Board of Directors declared a cash dividend in the amount of $0.045 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on March 31, 2017, that will be paid on or about April 7, 2017.

Conference Call Information

Management will discuss these results in a conference call (with accompanying presentation) on Thursday, April 6, 2017, at 11:00 a.m. ET.

The dial-in numbers are:
(877) 407-9078 (U.S.)
(201) 493-6745 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format at the “Investor Relations” section of the NAU website at http://investors.national.edu. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the “Investor Relations” section of the NAU website or by clicking on the conference call link: http://national.equisolvewebcast.com/q3-2017.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company's business. Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current beliefs and expectations and involve a number of assumptions. These forward-looking statements include outlooks or expectations for earnings, revenue, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to the future financial performance of the Company; the ability to continue to receive Title IV funds; the growth of the market for the Company’s services; expansion plans and opportunities; consolidation in the market for the Company’s services generally; and other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions. These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by those forward-looking statements. Other factors that could cause the Company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which the Company filed on August 5, 2016, and in its other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this release.

Contact Information: National American University Holdings, Inc. Dr. Ronald Shape 605-721-5220 rshape@national.edu

Investor Relations Counsel The Equity Group Inc.	Carolyne Y. Sohn 415-568-2255 csohn@equityny.com Adam Prior 212-836-9606 aprior@equityny.com

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE NINE MONTHS AND THREE MONTHS ENDED FEBRUARY 28, 2017 AND FEBRUARY 29, 2016
(In thousands, except share and per share amounts)
	Nine Months Ended		Three Months Ended
	February 28 and		February 28 and
	February 29		February 29
	2017	2016	2017	2016
REVENUE:
Academic revenue	$59,872	$67,381	$20,158	$21,130
Auxiliary revenue	3,699	4,854	891	1,273
Rental income — apartments	873	831	282	275

Total revenue	64,444	73,066	21,331	22,678

OPERATING EXPENSES:
Cost of educational services	20,594	19,380	7,629	6,252
Selling, general and administrative	47,228	55,480	15,321	17,672
Auxiliary expense	2,694	3,590	591	927
Loss on disposition of property	8	734	2	671

Total operating expenses	70,524	79,184	23,543	25,522

OPERATING LOSS	(6,080)	(6,118)	(2,212)	(2,844)

OTHER INCOME (EXPENSE):
Interest income	77	62	28	18
Interest expense	(639)	(654)	(211)	(217)
Other income — net	83	133	14	45

Total other expense	(479)	(459)	(169)	(154)

LOSS BEFORE INCOME TAXES	(6,559)	(6,577)	(2,381)	(2,998)

INCOME TAX BENEFIT (PROVISION)	1,254	2,234	(143)	1,123

NET LOSS	(5,305)	(4,343)	(2,524)	(1,875)

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING	(39)	(35)	(12)	(16)
INTEREST

NET LOSS ATTRIBUTABLE TO NATIONAL AMERICAN
UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES	(5,344)	(4,378)	(2,536)	(1,891)

OTHER COMPREHENSIVE (LOSS) GAIN — Unrealized (losses) gains on investments, net of tax	(2)	(3)	3	0
Income tax benefit related to items of other comprehensive loss

COMPREHENSIVE LOSS ATTRIBUTABLE TO
NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.	$(5,346)	$(4,381)	$(2,533)	$(1,891)

Basic net loss attributable to National	$(0.22)	$(0.18)	$(0.10)	$(0.08)
American University Holdings, Inc.
Diluted net loss attributable to National	$(0.22)	$(0.18)	$(0.10)	$(0.08)
American University Holdings, Inc.
Basic weighted average shares outstanding	24,146,643	24,836,759	24,177,979	24,152,228
Diluted weighted average shares outstanding	24,146,643	24,836,759	24,177,979	24,152,228

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF FEBRUARY 28, 2017 AND CONDENSED
CONSOLIDATED BALANCE SHEET AS OF MAY 31, 2016
(In thousands, except share and per share amounts)

	February 28,	May 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,591	$21,713
Available for sale investments	$6,184	$4,117
Student receivables — net of allowance of $1,184 and $723 at February 28, 2017 and
May 31, 2016, respectively	$3,336	$3,011
Other receivables	$801	$375
Income taxes receivable	$2,684	$2,780
Prepaid and other current assets	$2,601	$2,078
Total current assets	$25,197	$34,074
Total property and equipment - net	$31,744	$31,273
OTHER ASSETS:
Condominium inventory	$621	$621
Land held for future development	$229	$312
Course development — net of accumulated amortization of $3,254 and $3,051 at
February 28, 2017 and May 31, 2016, respectively	$1,086	$817
Deferred income taxes	$-	$431
Other	$745	$998
Total other assets	$2,681	$3,179
TOTAL	$59,622	$68,526

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of capital lease payable	$319	$285
Accounts payable	$2,580	$2,913
Dividends payable	$1,093	$1,090
Income taxes payable	$92	$110
Deferred income	$1,590	$1,649
Accrued and other liabilities	$5,673	$5,861
Total current liabilities	$11,347	$11,908
DEFERRED INCOME TAXES	$943	$-
OTHER LONG-TERM LIABILITIES	$4,081	$4,686
CAPITAL LEASE PAYABLE, NET OF CURRENT PORTION	$11,324	$11,567
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value (50,000,000 authorized; 28,557,968 issued and
24,224,924 outstanding as of February 28, 2017; 28,472,129 issued and 24,140,972
outstanding as of May 31, 2016)	$3	$3
Additional paid-in capital	$59,036	$58,893
(Accumulated deficit) Retained earnings	$(4,602)	$4,012
Treasury stock, at cost (4,333,044 shares at February 28, 2017 and 4,331,157
shares at May 31, 2016)	$(22,481)	$(22,477)
Accumulated other comprehensive loss, net of taxes - unrealized loss
on available for sale securities	$(4)	$(2)
Total National American University Holdings, Inc. stockholders' equity	$31,952	$40,429
Non-controlling interest	$(25)	$(64)
Total stockholders' equity	$31,927	$40,365
TOTAL	$59,622	$68,526

The following table provides a reconciliation of net income attributable to the Company to EBITDA/LBITDA:

	Three Months Ended		Nine Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
	(dollars in thousands)
Net (Loss) Income attributable to the Company	$(2,536)	$(1,891)	$(5,344)	$(4,378)
Income attributable to non-controlling interest	12	16	39	35
Interest Income	(28)	(18)	(77)	(62)
Interest Expense	211	217	639	654
Income Tax (Benefit) Provision	143	(1,123)	(1,254)	(2,234)
Depreciation and Amortization	1,260	1,399	3,857	4,242

LBITDA	$(938)	$(1,400)	$(2,140)	$(1,743)

EBITDA/LBITDA consists of income attributable to the Company, less income from non-controlling interest, plus loss from non-controlling interest, minus interest income, plus interest expense (which is not related to any debt but to the accounting required for the capital lease), plus income taxes, plus depreciation and amortization. The Company uses EBITDA/LBITDA as a measure of operating performance. However, EBITDA/LBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing its operating performance, investors should use EBITDA/LBITDA in addition to, and not as an alternative for, income as determined in accordance with GAAP. Because not all companies use identical calculations, the Company’s presentation of EBITDA/LBITDA may not be comparable to similarly titled measures of other companies and is therefore limited as a comparative measure. Furthermore, as an analytical tool, EBITDA/LBITDA has additional limitations, including that (a) it is not intended to be a measure of free cash flow, as it does not consider certain cash requirements such as tax payments; (b) it does not reflect changes in, or cash requirements for, its working capital needs; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA/LBITDA does not reflect any cash requirements for such replacements, or future requirements for capital expenditures or contractual commitments. To compensate for these limitations, the Company evaluates its profitability by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures.

The Company believes EBITDA/LBITDA is useful to an investor in evaluating its operating performance because it is widely used to measure a company’s operating performance without regard to certain non-cash expenses (such as depreciation and amortization) and expenses that are not reflective of its core operating results over time. The Company believes EBITDA/LBITDA presents a meaningful measure of corporate performance exclusive of its capital structure, the method by which assets were acquired and non-cash charges, and provides us with additional useful information to measure its performance on a consistent basis, particularly with respect to changes in performance from period to period.